UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Form 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): March 11, 2020

TPI Composites, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-37839	20-1590775
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8501 N. Scottsdale Rd, Gainey Center II, Suite 100, Scottsdale, Arizona 85253
(Address of Principal Executive Offices) (Zip Code)

480-305-8910
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[X]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	TPIC	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Transition of Steven Lockard from Chief Executive Officer to Chairman of the Board

On March 12, 2020, TPI Composites, Inc. (the “Company”) announced that Steven Lockard will transition from his current role as the Company’s Chief Executive Officer and assume the role of Chairman of the Board on May 20, 2020, coinciding with the date of the Company’s 2020 Annual Meeting of Stockholders (the “Effective Date”). Prior to the Effective Date, Mr. Lockard will continue to serve as a director of the Company and has been nominated to serve a new three year term, effective immediately following the 2020 Annual Meeting of Stockholders.  Paul Giovacchini, the current Chairman of the Board, will assume the role of Lead Independent Director, also effective immediately following the 2020 Annual Meeting of Stockholders.

Appointment of William Siwek as President and Chief Executive Officer

As part of the Company’s leadership transition and succession plan, on March 11, 2020, the Board of Directors appointed William Siwek, currently the Company’s President, as the Company’s President and Chief Executive Officer, to be effective as of the Effective Date.   In connection with his appointment to the role of Chief Executive Officer and President, the Nominating and Corporate Governance Committee has recommended that Mr. Siwek be nominated to stand for election to the Board as a Class I director of the Company at the 2020 Annual Meeting of Stockholders.  As a non-independent director, Mr. Siwek is not expected to serve on any committees of the Board of Directors if he is elected.

Mr. Siwek, age 57, joined the Company in August 2013 as our Chief Financial Officer. In May 2019, Mr. Siwek was named President and ceased serving as the Chief Financial Officer of the Company. Prior to joining the Company, Mr. Siwek previously served as the Chief Financial Officer for T.W. Lewis Company, an Arizona-based real estate investment company, from September 2012 to September 2013. From May 2010 until September 2012, he was an independent consultant assisting companies in the real estate, construction, insurance and renewable energy industries. Prior to that, Mr. Siwek was Executive Vice President and Chief Financial Officer of Talisker Mountain, Inc., from January 2009 to April 2010. Prior to that, he was President and Chief Financial Officer of the Lyle Anderson Company from December 2002 to December 2008. Prior to that, Mr. Siwek spent 18 years, from September 1984 to May 2002, with Arthur Andersen where he became a Partner in both Audit and Business Consulting Divisions. Mr. Siwek holds B.S. degrees in Accounting and Economics from University of Redlands and is a Certified Public Accountant.

Upon or prior to the effective date of his appointment as Chief Executive Officer, Mr. Siwek’s current employment agreement will be amended such that Mr. Siwek will be entitled to an annual base salary of $800,000 (subject to periodic increases at the Company’s discretion) and the opportunity to participate in the Company’s annual cash incentive bonus program, with a target bonus percentage of 100% of his annual base salary (prorated for days of service in his year of appointment). Mr. Siwek also will be eligible to participate in the Company’s standard employee benefit programs and will be entitled to benefits consistent with those provided to other senior executives of the Company and any other benefits that the Company may, in its sole discretion, elect to grant to him from time to time. In addition, upon the effective date of this appointment, Mr. Siwek will be entitled to receive a combination of time-based restricted stock units and performance-based restricted stock units with a total value of $609,500. 100% of the time-based restricted stock units will vest in full in March 2023 and 100% of the performance-based will vest in full in March 2023 assuming that certain cumulative Adjusted EBITDA targets and stock price targets are achieved.

In the event of a termination of employment by the Company “without cause” or for “good reason” by Mr. Siwek (each as defined in Mr. Siwek’s employment agreement) and not involving a change of control of the Company, subject to the delivery of a fully effective release of claims and continued compliance with applicable restrictive covenants, Mr. Siwek will receive cash severance equal to 24 months’ salary continuation, and up to 24 monthly cash payments equal to the Company’s monthly contribution for Mr. Siwek’s health insurance.

In the event Mr. Siwek is terminated by the Company “without cause” or “for good reason” by Mr. Siwek, within 12 months following a change in control of the Company, subject to the delivery of a fully effective release of claims and continued compliance with applicable restrictive covenants, Mr. Siwek will not be entitled to the severance benefits described above, but will instead be entitled to the following: (i) a lump sum cash severance payment equal to 200% of his base salary and 200% of his annual target bonus, (ii) up to 24 monthly cash payments equal to the Company’s monthly contribution for Mr. Siwek’s health insurance, (iii) for all outstanding and unvested equity awards of the Company subject to time-based vesting held by Mr. Siwek, full accelerated vesting of such awards, with a post-termination exercise period, if applicable, of one year and (iv) for all outstanding and unvested equity awards of the Company subject to performance-based vesting held by Mr. Siwek, fully accelerated vesting of such awards to the extent the applicable performance goals have been met at such time. The Company expects to amend Mr. Siwek’s current employment agreement prior to the effective date of his appointment as Chief Executive Officer to incorporate the foregoing terms and conditions and the Company will file an amendment to this Current Report on Form 8-K once such an amendment has been executed.  The form of Mr. Siwek’s current employment agreement has been previously filed with the Securities and Exchange Commission on June 17, 2016 as Exhibit 10.23 to the Company’s registration statement on Form S-1, and which is incorporated herein by reference.

There are no arrangements or understandings between Mr. Siwek and any other persons pursuant to which he was appointed as Chief Executive Officer and no family relationships among any of the Company’s directors or executive officers and Mr. Siwek.  Mr. Siwek has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Decision of Stephen Bransfield Not to Stand for Re-election and Resignation of Michael DeRosa

On March 11, 2020, the Company also announced that it has been informed by Stephen Bransfield of his decision not to stand for re-election at the 2020 Annual Meeting of Stockholders.  It is currently anticipated that Mr. Siwek will be nominated to stand for election to the Board in the Class I director seat that will be vacated in connection Mr. Bransfield’s decision not to stand for re-election.  In addition, Michael DeRosa notified the Company of his intention to resign from the Board of Directors of the Company, effective as of immediately following the 2020 Annual Meeting of Stockholders. There are no disagreements between the Company and either of Mr. Bransfield or Mr. DeRosa, relating to the Company’s operations, policies, or practices that resulted in either of Mr. Bransfield’s decision to not stand for re-election or Mr. DeRosa’s resignation.

The Company thanks Mr. Bransfield and Mr. DeRosa for their many years of service on the Board and their many valuable contributions to the growth of the Company.  The Company expects to discuss the continuing composition of the various committees of the Board in the Company’s proxy statement for the 2020 Annual Meeting of Stockholders.

Item 8.01. Other Events

The information set forth in item 5.02 of this Current Report on Form 8-K is incorporated by reference as if fully set forth herein.

Important Information

This Current Report on Form 8-K may be deemed to be solicitation material in respect of the solicitation of proxies from stockholders in connection with the Company’s 2020 Annual Meeting of Stockholders. The Company will file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the 2020 Annual Meeting of Stockholders. The proxy statement, any other relevant documents and other material filed with the SEC concerning the Company will be, when filed, available free of charge at www.sec.gov and on our website at www.tpicomposites.com. Copies may also be obtained, free of charge, by contacting the Company at (480) 305-8910.  Stockholders are urged to read the proxy statement and any other relevant documents filed when they become available before making any voting decision because they will contain important information.

Participants in Solicitation

The Company, its directors and executive officers and employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with the 2020 Annual Meeting of Stockholders. Information about the Company’s directors and executive officers and their ownership of the Company’s stock is available in the Company’s public filings with the SEC, including without limitation, on Forms 3 and 4.  Stockholders are advised to read the Company’s proxy statement for the 2020 Annual Meeting of Stockholders and other relevant documents when they become available before making any voting decision because they will contain important information. You can obtain free copies of these referenced documents as described above.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1 – Press Release dated March 12, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TPI Composites, Inc.

Date: March 12, 2020	By:	/s/ Steven C. Lockard
Steven C. Lockard
Chief Executive Officer